Exhibit 99.1

FUQI International Announces Engagement of MarcumStonefield

--FUQI’s Independent Public Accounting Firm Combines Practice with Marcum LLP--

SHENZHEN, China, October 7, 2010 -- FUQI International, Inc. (Nasdaq: FUQI) today announced that it was informed by Stonefield Josephson, Inc., the Company’s  independent registered public accounting firm, that it has merged its practice with Marcum LLP and began practicing as "MarcumStonefield, a division of Marcum LLP" (“MarcumStonefield”) effective October 1, 2010.

In light of the merger, the Audit Committee of the Company's Board of Directors approved MarcumStonefield as the Company’s independent registered public accounting firm effective as of October 1, 2010.

About Marcum LLP
Marcum LLP is one of the largest independent public accounting and advisory services firms in the nation. Ranked 17th among the “Top 100 Firms” by Accounting Today, Marcum offers the resources of more than 1,100 professionals, including more than 150 partners, in 21 offices throughout New York, New Jersey, Massachusetts, Connecticut, Pennsylvania, California, Florida, Grand Cayman, and Hong Kong. The Firm’s presence runs deep with full service offices strategically located in major business markets. For more information, please visit http://marcumllp.com/.

About FUQI International
Based in Shenzhen, China, FUQI International, Inc. is a leading designer, producer and seller of high quality precious metal jewelry in China. Fuqi develops, promotes, manufactures and sells a broad range of products consisting of unique styles and designs made from gold and other precious metals such as platinum and Karat gold.  For more information, please visit http://www.fuqi.com.cn.

For more information, please contact:

Ms. Charlene Hua
EVP of Finance, Capital Market & Corporate Development
Phone: +852-9468-2497 (Hong Kong)
IR Email: IR@FuqiIntl.com

Bill Zima
ICR Inc. (US)
Phone: +1-203-682-8233